WSFS	Financial Corporation	500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

FOR IMMEDIATE RELEASE	Media Contact: Stephanie Arnold
May 2, 2008	(302) 571-5259 sarnold@wsfsbank.com
Investor Relations: Stephen A. Fowle (302) 571-6833
sfowle@wsfsbank.com
1st Reverse: Ralph Rosynek
(630) 574-1000 rrosynek@1stReverse.com

WSFS BUYS MAJORITY OWNERSHIP IN REVERSE MORTGAGE BUSINESS

WILMINGTON, Del.— WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of WSFS Bank, today announced the purchase of a majority stake in 1st Reverse Financial Services, LLC (1st Reverse), an Illinois-based reverse mortgage company specializing in wholesale reverse mortgage lending through brokers and financial institutions throughout the United States. 1st Reverse generates fee income by providing high-touch training, underwriting and loan processing to its bank and mortgage broker customers to enable them to offer reverse mortgages in their markets.

A reverse mortgage allows homeowners age 62 or older to convert some of the equity in their home into tax-free cash, a line of credit, monthly income or a combination of the three. There is no mortgage payment and repayment of the loan is not made until the homeowner permanentlyleaves the home. Most reverse mortgages are government-insured products.

This initiative comes at an opportune time when the first baby boomers are reaching the age of 62 and approaching retirement. With more than 7,440 seniors a day turning 62 over the next three years, and many seniors living longer in retirement, WSFS expects there will be a high demand for reverse mortgages.

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WSFS	Financial Corporation	500 Delaware Avenue, Wilmington, Delaware 19801

WSFS Purchases Reverse Mortgage Company/Page 2

According to the Employee Benefit Research Institute, nearly 50% of workers have set aside less than $25,000 for their retirement. In addition, only 1% of eligible seniors currently have a reverse mortgage, providing a largely untapped market for this product. The reverse mortgage product is a natural way for seniors who have built considerable equity in their homes to live more comfortably in their homes for their longer retirements.

“In addition to WSFS’ long history and extensive experience with the reverse mortgage business, this acquisition is the right investment in the right industry at the right time, especially as baby boomers need more choices to finance their retirements,” said Mark A. Turner, WSFS President and CEO. “1st Reverse has been making loans for more than a year now and, to reach its significant potential, will need the investment and resources that WSFS can provide. As with many new initiatives, we expect modest start-up losses in the first year, butbelieve the revenue and profit opportunities of providing this product are great.”

“WSFS has almost 15 years of success with reverse mortgages. More recently we have had success in originating reverse mortgage loans in our local footprint through our retail branch network. That success, under the leadership of Vice President Trish Kauker, will continue. This acquisition will allow WSFS to expand on that knowledge and experience,” continued Mr. Turner.

WSFS Bank assumed majority ownership as of April 30, 2008. As an operating subsidiary of WSFS Bank, 1st Reverse will continue to operate under their existing name and will remain headquartered in Westmont, Illinois located in suburban Chicago. The management team led by 1st Reverse President Ralph E. Rosynek, Jr., David J. Cesario, and Terry R. Bivins will continue to run 1st Reverse. All are former presidents of the Illinois Mortgage Brokers Association and collectively have more than 20 years combined experience in the reverse mortgage industry. Larry E. Ferries, the fourth member of the management team, is a former field manager with the more than 20 years at the Office of Thrift Supervision (OTS).

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WSFS	Financial Corporation	500 Delaware Avenue, Wilmington, Delaware 19801

WSFS Purchases Reverse Mortgage Company/Page 3

“Our partnership with WSFS expedites 1st Reverse’s rise to being one of the preeminent reverse mortgage lenders in the nation. Our shared commitment to providing excellent products, service and resources provides consumers and our business partners with access to one of the strongest reverse mortgage lending providers in the country,” said Rosynek. “Additionally, we will be able to expand on a more national basis with more resources behind us to offer our concierge level of service to lenders and correspondents who want to provide this senior-friendly product to their customers.”

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.2 billion financial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 33 retail banking offices and loan production offices in Delaware, as well as Southeastern Pennsylvania and Northern Virginia, providing comprehensive banking services including wealth management and personal trust services. Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at www.wsfsbank.com.

About 1st Reverse Financial Services, LLC

1st Reverse Financial Services, LLC (1st Reverse) is a Reverse Mortgage Wholesale Correspondent Lender serving banks and mortgage lenders nationally. 1st Reverse is well-known for their “concierge level” of service and are trusted providers of Reverse Mortgage products, training and resources to FHA approved and non-FHA approved lenders. The company website at www.1stReverse.com provides a wealth of resources to consumers and lenders seeking information on Reverse Mortgage Loans.

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